EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 6, 2004, accompanying the consolidated balance sheet of Owens Financial Group, Inc. and Subsidiaries, contained in Owens Mortgage Investment Fund’s Registration Statement and Prospectus. We consent to the use of the aforementioned report in Owens Mortgage Investment Fund’s Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Reno, Nevada April 16, 2004